Exhibit 99.1

Badger Meter Reports Increased First Quarter Sales and Earnings

MILWAUKEE--(BUSINESS WIRE)--April 18, 2012--Badger Meter, Inc. (NYSE: BMI) today reported increased sales and earnings for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights

  The acquisition of Racine Federated, Inc., the largest in Badger Meter’s history, was completed on January 31, 2012.
  Net sales were $76,233,000 for the first quarter of 2012, a 32.9% increase from sales of $57,359,000 for the first quarter of 2011. The first quarter 2012 sales included $7.4 million from Racine Federated.
  Net earnings were $6,249,000 for the first quarter of 2012, a 91.7% increase from net earnings of $3,260,000 for the first quarter of 2011.
  Diluted earnings per share were $0.42 for the first quarter of 2012, a 90.9% increase from diluted earnings per share of $0.22 for the first quarter of 2011. Racine Federated contributed approximately $0.03 to diluted earnings per share.

Operations Review

“We are pleased with our strong first quarter performance. As we anticipated, utilities in the municipal water market returned to more normal buying patterns during the quarter. We are seeing more stability in the market than we did last year, which was negatively impacted by a slowdown in purchasing by municipalities due to uncertainties about the economy and potential budget reductions,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the first quarter sales increase was led by higher sales of Badger Meter’s ORION® family of metering technology systems for the municipal water market and the addition of Racine Federated, Inc. on January 31, which contributed to higher sales of industrial flow products. The sales increases were slightly offset by reduced sales of specialty products due primarily to fewer sales of the ORION® metering system for natural gas utilities to one particular customer in the first quarter of 2012 than in last year’s first quarter.

The gross profit margin was 37.9% for the first quarter of 2012, compared to 35.6% for the first quarter of 2011 and 31.9% for the fourth quarter of 2011. “The improvement was due to the higher sales volumes and the addition of Racine Federated, whose products typically have higher margins overall,” said Meeusen. He noted that the increased selling, engineering and administration expenses in the first quarter also reflected the addition of Racine Federated.

“The integration of Racine Federated is going very well. The company is an excellent fit for Badger Meter, enabling us to offer a broader portfolio of flow technologies and products to customers of both companies. The acquisition significantly expands our presence in the industrial flow market and we look forward to continuing to grow this business,” said Meeusen.

“The $30 million stock repurchase program recently authorized by our Board of Directors commenced in the first quarter but did not have a significant impact on earnings per share. We repurchased 520,000 shares of common stock for approximately $17 million during the first quarter,” said Meeusen. “After the share repurchases and the Racine Federated acquisition, our debt-to-total capitalization ratio is 28%. We are financially strong, positioned for growth and expect continued positive cash flow.”

“The year is off to a solid start. While the economy continues to be a concern and we have a difficult comparison against last year’s record second quarter, we remain optimistic about 2012,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2012 first quarter results on Thursday, April 19, 2012, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0890 and entering the passcode 11622193. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJU9499KK. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Thursday, April 26, by dialing 1-888-286-8010 and entering the passcode 86586817. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, the company’s products are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this Quarterly Report on Form 10-Q and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

Three Months Ended March 31,

	2012	2011

Net sales	$76,233	$57,359
Cost of sales	47,369	36,922
Gross margin	28,864	20,437
Selling, engineering and administration	18,676	15,199
Operating earnings	10,188	5,238
Interest expense	205	112
Earnings before income taxes	9,983	5,126
Provision for income taxes	3,734	1,866
Net earnings	$6,249	$3,260

Earnings per share:
Basic	$0.42	$0.22
Diluted	$0.42	$0.22

Shares used in computation of earnings per share:
Basic	14,831,780	14,938,758
Diluted	14,897,018	15,058,232

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2012	2011
Assets	(unaudited)

Cash	$6,661	$4,975
Receivables	51,053	41,168
Inventories	57,916	49,436
Other current assets	7,775	5,616

Total current assets	123,405	101,195

Net property, plant and equipment	70,009	66,102
Intangible assets, at cost less accumulated amortization	62,825	33,680
Other long-term assets	6,087	8,568
Goodwill	34,612	9,365

Total assets	$296,938	$218,910

Liabilities and Shareholders’ Equity

Short-term debt and current portion of long-term debt	$63,989	$1,790
Payables	18,166	11,365
Accrued compensation and employee benefits	8,047	6,734
Other liabilities	5,871	2,524

Total current liabilities	96,073	22,413

Deferred income taxes	10,447	0
Long-term employee benefits and other	22,643	17,216
Shareholders’ equity	167,775	179,281

Total liabilities and shareholders’ equity	$296,938	$218,910

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702